FOR IMMEDIATE RELEASE

Comverge Announces First Quarter 2008 Results and Reaffirms 2008 Revenue Outlook

557 Megawatts Under Management Added in First Quarter

EAST HANOVER, N.J. - May 13, 2008 - Comverge, Inc. (NASDAQ: COMV), a leading clean capacity provider through demand response and energy efficiency, announced today its first quarter operating results for 2008. These results demonstrate continued rapid expansion in the growth of Comverge's demand response and energy efficiency business.

New contract awards in 2008 reinforce the strength of Comverge's continued success in the demand response and energy efficiency sectors by providing comprehensive offerings to all customer classes. These new contracts include Comverge's largest pay-for-performance energy efficiency contract in terms of potential revenues, first pay-for-performance Virtual Peaking Capacity® ("VPC") demand response program for a co-op utility, and expansion of its largest pay-for-performance contract in terms of megawatts. This contract diversity bodes well as it demonstrates better customer and regulator awareness and acceptance for Comverge's demand response programs.

"Comverge has added 557 megawatts in our first quarter, of which 162 megawatts are in new long-term pay-for-performance contracts and the remaining in megawatts managed and offered into open markets," said Robert M. Chiste, Chairman, CEO and President of Comverge. "We are pleased by our rapid growth as demonstrated by new contracts signed in the first quarter, and we are confident that we continue to significantly further increase shareholder value.

"Demand response has emerged as an important sector of the energy industry and has proven its exceptional value to utilities and regulators in major deployments throughout the country. Since we are in the early years of a nascent industry, and as regulatory initiatives for demand response markets and utility buying patterns continue to evolve, we believe that quarterly revenue may continue to be uneven. However, as evidenced by Comverge's significant increase in megawatts and long-term contracts, we are confident that the year over year growth of the demand response and energy efficiency markets will continue to remain robust. In light of our progress in the first quarter and our expectations for the remainder of the year, we are re-affirming our revenue expectations for full year 2008 revenues in the range of $95 million to $105 million."

Business Highlights:

Comverge first quarter business highlights include:

  Awarded a VPC contract with Southern Maryland Electric Cooperative to provide up to 75 megawatts of contracted capacity for which regulatory approval was received on April 15th;
  Awarded a $67 million demand side management energy efficiency contract with Consolidated Edison, with regulatory approval, aimed at reducing base load energy requirements of commercial customers;
  Awarded a 20 megawatt expansion of our VPC contract with Nevada Power, making it our largest VPC contract awarded at 143 megawatts;
  66% increase in contracted future revenues from $195 million to $324 million year-over-year;
  74% increase in contracted capacity, as measured in megawatts under long-term capacity contracts, from 369 to 641 megawatts year-over-year;
  Added 557 megawatts under management during the first quarter of 2008;
  Total megawatts under management are:
Megawatts under long term contracts, with regulatory approval	641
Megawatts under open market programs	803
Megawatts managed for a fee	437
Total megawatts	1,881

Financial Summary:

First quarter revenues for 2008 were $10.5 million, an 82% increase compared to $5.7 million in the first quarter of 2007. Revenues for the first quarter of 2008 include $5.8 million from our Enerwise and Public Energy Solutions groups, which were acquired in the third quarter of 2007. Revenues for both periods do not include revenues from our residential VPC contracts which are deferred and recognized in the fourth quarter. Deferred VPC revenues at March 31, 2008 were $7.7 million, an increase of $5.2 million during the first quarter of 2008 compared to deferred VPC revenues at March 31, 2007 of $9.1 million, which was an increase of $4.5 million during the first quarter of 2007.

Adjusted EBITDA loss for the first quarter of 2008 was $6.3 million compared to an Adjusted EBITDA loss of $4.0 million for the first quarter of 2007. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense (see Schedule 4 - Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for the first quarter 2008 was $8.8 million, or $0.42 per share, basic and diluted, compared to a net loss of $4.5 million, or $1.25 per share, basic and diluted for 2007. All share and per share amounts reflect the one-for-two reverse stock split affected as part of our initial public offering in April 2007.

Recent Developments:

As discussed in greater detail in our Form 10-Q filed today with the Securities Exchange Commission, our Enerwise Group's revenues from economic demand response programs in PJM Interconnection (PJM) in the first quarter of 2008 were negatively impacted by changes in business rules that PJM formally filed with FERC in April of 2008.  These rules are currently under review. Since we have megawatts of load under contract in these broad markets, our goal is to place these megawatts into the most lucrative available market or program.

As of the filing date of this release, we have 771 megawatts under long- term contract which will contribute to expect contracted future revenues of $398 million. Of these amounts, 130 megawatts of capacity under long-term contracts representing an expected $74 million in contracted revenues, are still awaiting regulatory approval. In the event we receive regulatory approval on these 130 megawatts, and including new megawatts acquired in open market programs this quarter, our total megawatts managed will be 2,011 megawatts.

Additional Information:

Comverge will discuss these results for the first quarter 2008 in a conference call scheduled today at 10:00 a.m. EDT. To participate in the call dial 877-397-0300 (719-325-4910 for international) and indicate your intention to join the call.

An audio replay of the call will be available beginning today at 3:00 pm EDT until May 20, 2008 at 12:00 am EDT, (midnight) by dialing in 888-203-1112 (719-457-0820 for international) and using conference code number 4917614. Additionally, the results will be reported by webcast and available online in the Comverge investor relations section at http://ir.comverge.com. This webcast will be available online and archived on Comverge's website until June 30, 2008 at 12:00 am EDT.

Additional financial information on Comverge can be found in the Company's Quarterly Report on Form 10-Q for the quarter-ended March 31, 2008, which has been filed today with the Securities and Exchange Commission.

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption.  For more information, visit www.comverge.com. Virtual Peaking Capacity is a registered trademark of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected year end revenues for 2008, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information:

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

For Additional Information:

Michael Picchi

Executive Vice President and CFO

770-696-7660, invest@comverge.com

Christina Kelly

Communications Marketing Manager

509-435-6341, ckelly@comverge.com

SCHEDULE 1
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenue
Product	$ 3,202	$ 4,079
Service	7,251	1,656
Total revenue	10,453	5,735

Cost of revenue
Product	2,040	2,777
Service	4,005	817
Total cost of revenue	6,045	3,594

Gross profit	4,408	2,141
Operating expenses
General and administrative expenses	8,326	4,222
Marketing and selling expenses	4,000	1,899
Research and development expenses	368	273
Amortization of intangible assets	656	23

Operating loss	(8,942)	(4,276)

Interest and other (income) expense, net	(211)	232

Loss before income taxes	(8,731)	(4,508)
Provision for income taxes	92	7

Net loss	$ (8,823)	$ (4,515)

Net loss per share
Basic and diluted	$ (0.42)	$ (1.25)

Weighted average shares used in computation	20,873,479	3,602,912

SCHEDULE 2
COMVERGE, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
Smart Grid Solutions Group	$ 3,946	$ 4,912
Alternative Energy Resources Group	3,326	823
Enerwise Group	3,181	-
Total Revenue	$ 10,453	$ 5,735

Cost of Revenue:
Smart Grid Solutions Group	$ 2,344	$ 3,068
Alternative Energy Resources Group	1,546	526
Enerwise Group	2,155	-
Total Cost of Revenue	$ 6,045	$ 3,594

Gross Profit:
Smart Grid Solutions Group	$ 1,602	$ 1,844
Alternative Energy Resources Group	1,780	297
Enerwise Group	1,026	-
Total Gross Profit	$ 4,408	$ 2,141

SCHEDULE 3
COMVERGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
Assets	2008	2007
Cash and cash equivalents	$ 34,560	$ 39,755
Restricted cash	5,073	2,151
Marketable securities	26,937	33,174
Accounts receivable, net	14,250	12,194
Inventory, net	2,769	2,988
Deferred costs	3,007	1,615
Other current assets	2,956	2,841
Total current assets	89,552	94,718

Restricted cash	214	214
Property and equipment, net	15,839	14,011
Intangible assets, net	18,180	18,828
Goodwill	74,369	74,369
Other assets	958	1,005
Total assets	$ 199,112	$ 203,145

Liabilities and Shareholders' Equity
Accounts payable	3,107	4,571
Deferred revenue	9,198	4,340
Accrued expenses	3,929	3,976
Current portion of long-term debt	3,000	-
Other current liabilities	4,988	7,131
Total current liabilities	24,222	20,018

Deferred revenue	1,019	1,697
Long-term debt	23,323	26,337
Other liabilities	2,717	2,462
Total long-term liabilities	27,059	30,496

Common stock	22	21
Additional paid-in capital	215,396	211,403
Common stock held in treasury	(3)	-
Accumulated deficit	(67,647)	(58,824)
Accumulated other comprehensive income	63	31
Total shareholders' equity	147,831	152,631
Total liabilities and shareholders' equity	$ 199,112	$ 203,145

SCHEDULE 4
COMVERGE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Net loss	$ (8,823)	$ (4,515)
Depreciation and amortization	831	141
Interest (income) expense, net	(208)	229
Provision for income taxes	92	7

EBITDA	$ (8,108)	$ (4,138)

Non-cash stock compensation expense	1,853	125

Adjusted EBITDA	$ (6,255)	$ (4,013)

See "Non-GAAP Financial Information" above in this earnings press release for information on the use of this Non-GAAP financial measure